Exhibit 99.6
Encore Acquisition Company Announces Closing of Mid-Continent Asset Sale
FORT WORTH, Texas—(BUSINESS WIRE)—June 29, 2007
Encore Acquisition Company (NYSE:EAC) today announced the closing of the sale of certain oil and natural gas properties in the Mid-Continent to Crow Creek Energy II L.L.C of Tulsa, Oklahoma for the previously announced purchase price of $300 million in cash, less closing costs and customary purchase price adjustments related to a March 1, 2007 effective date.
Albrecht and Associates, Inc. marketed the assets for the Company.
Encore used the proceeds from the divestiture to reduce outstanding borrowings on its revolving credit facility.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves through drilling, waterflood, and tertiary projects. Encore’s properties are located in the Rockies, the Mid-Continent, and the Permian Basin.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Management’s assumptions and expectations regarding future events are subject to a wide range of business risks and uncertainties, and there is no assurance that Encore’s expectations or forecasts will be met. More detailed information about the factors that may affect Encore’s performance may be found in its most recent Form 10-K and other filings with the Securities and Exchange Commission. Encore undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.
Contact:
Encore Acquisition Company, Fort Worth
Bob Reeves, Chief Financial Officer
817-339-0918
rcreeves@encoreacq.com